EXHIBIT 23.1

McGladrey & Pullen, LLP

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement filed on or about March 14, 2012 on Form S-3 of Anworth Mortgage Asset Corporation of our reports dated February 27, 2012, relating to our audits of the financial statements and internal control over financial reporting, which appear in the Annual Report on Form 10-K of Anworth Mortgage Asset Corporation for the year ended December 31, 2011.

We also consent to the reference to our Firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ McGladrey & Pullen, LLP

Irvine, CA

March 14, 2012